Exhibit 99.1

Financial Report April - June 2026 Stockholm, Sweden, July 17, 2026 (NYSE: ALV and SSE: ALIV.sdb)

Financial Report April - June 2026

Q2 2026: Positive momentum continued in second quarter

Financial highlights Q2 2026 $2,803 million net sales, increase of 3.3% 1.0% organic sales growth* 6.8% operating margin, 9.6% adj. operating margin* $1.35 diluted EPS, 38% decrease	Full year 2026 guidance Around 0% organic sales growth Around 2.5% positive FX impact on net sales Around 10.5-11% adjusted operating margin Around $1.2 billion operating cash flow

All change figures in this release compare to the same period of the previous year except when stated otherwise.

Key business developments in the second quarter of 2026

•
Net sales increased organically* by 1.0%, which was 1.3pp higher than the global LVP decrease of 0.3% (S&P Global July 2026) mainly driven by strong performance in Asia. Regional and customer LVP mix is estimated to have impacted sales negatively by about 0.6pp. Our organic sales growth* outperformed LVP significantly in China and in Asia excl. China, underperformed slightly in EMEA and more markedly in Americas. Our strong performance in Asia excl. China was mainly due to India, where we outperformed by 20pp, driven by continued strong market growth in safety content per vehicle, while our China performance was due to more than 40pp outperformance with Chinese OEMs.
•
Underlying profitability remained strong. Operating income decreased substantially due to previously communicated restructuring activities in Türkiye. Adjusted operating income* increased by 7.3%, despite adverse effects from FX and raw material prices, mainly due to well executed direct material cost savings. Operating margin was 6.8% and adjusted operating margin* was 9.6%. ROCE was 17.9% and adjusted ROCE* was 24.9%.
•
Cash flow was the best for a second quarter so far with operating cash flow improving from $277 million to $434 million, mainly driven by strong underlying profitability and a normalization of working capital. Free operating cash flow* more than doubled to $340 million. The leverage ratio* improved to 1.2x. In the quarter, a dividend of $0.87 per share was paid and 1.65 million shares were repurchased and retired.

*For Non-GAAP measures see enclosed reconciliation tables.

Key Figures

(Dollars in millions, except per share data)	Q2 2026	Q2 2025	Change	6M 2026	6M 2025	Change
Net sales	$2,803	$2,714	3.3%	$5,556	$5,292	5.0%
Operating income	192	247	(22)%	429	502	(14)%
Adjusted operating income1)	270	251	7.3%	515	506	1.7%
Operating margin	6.8%	9.1%	(2.3)pp	7.7%	9.5%	(1.8)pp
Adjusted operating margin1)	9.6%	9.3%	0.4pp	9.3%	9.6%	(0.3)pp
Earnings per share - diluted	1.35	2.16	(38)%	3.24	4.31	(25)%
Adjusted earnings per share - diluted1)	2.43	2.21	10%	4.49	4.36	2.9%
Operating cash flow	434	277	57%	359	355	1.1%
Return on capital employed2)	17.9%	23.8%	(5.8)pp	20.3%	24.8%	(4.5)pp
Adjusted return on capital employed1,2)	24.9%	24.1%	0.8pp	24.1%	25.0%	(0.9)pp
Dividends paid	(64)	(54)	19%	(130)	(108)	20%
Share repurchases	(200)	(51)	293%	(200)	(101)	97%

1) Excluding effects from capacity alignments and antitrust related matters. Non-GAAP measure, see reconciliation table.
2) Annualized operating income and income from equity method investments, relative to average capital employed.

Comments from Mikael Bratt, President & CEO

Through focused execution, we maintained the positive momentum from the first quarter. Globally, our sales grew organically more than 1pp faster than global LVP, outgrowing LVP significantly in Asia. Our sales to Chinese OEMs grew by more than 40%, and Chinese OEMs accounted for 55% of our sales in China, compared to 40% a year ago. Our opportunities with Chinese OEMs were to optimize our footprint. In the quarter, we announced that we will discontinue manufacturing operations in Türkiye.

We continued to manage geopolitical developments successfully in the quarter, limiting the effects of tariffs, supply chain challenges and raw material price increases.

The business environment remains uncertain but our current best estimate for the remainder of the year is to reiterate our full year 2026 guidance of about unchanged organic sales growth, adjusted operating margin of around 10.5-11% and operating cash flow of around 1.2 billion. This is based on the assumption that LVP will decline by around 2.5%.

Customer compensations and other mitigation initiatives are expected to have limited impact in Q3, but significantly greater contribution in Q4. Therefore, we expect third quarter adjusted operating margin to be around the first half 2026 level, with a significant improvement in Q4.

Based on our full year guidance, we continue to expect strong cash flow for the year, which supports our ambition to provide attractive shareholder returns, including share repurchases of $300-500 million in 2026.

further solidified by signing new strategic cooperation agreements with both Great Wall Motor and XPENG. Sales in India continued to grow by more than 35%.

Well executed cost reduction activities supported a continued improvement of underlying profitability, with adjusted operating margin increasing to 9.6%.

I am pleased that our cash flow improved in line with our expectations, resulting in record operating cash flow for a second quarter, and supporting our ambitious shareholder return strategy. Our leverage ratio improved to 1.2x, despite repurchasing around 1.65 million shares, equal to $200 million, in the quarter.

In line with our ambition to ensure long-term competitiveness and align production capacity with market demand, we continue

Financial Report April - June 2026

Full year 2026 guidance

In addition to the assumptions below and in our business and market update below, our full year 2026 guidance is based on our customer call-offs and the achievement of our targeted cost compensation adjustments with our customers, including no material changes to tariffs or trade restrictions, as compared to what is in effect as of July 9, 2026, as well as no significant changes in the macro-economic environment, changes in customer call-off volatility or significant supply chain disruptions.

Full year 2026 Guidance
Organic sales growth	Around 0%
Adjusted operating margin1)	Around 10.5-11%
Operating cash flow2)	Around $1.2 billion
Capex, net, % of sales	Less than 5%
1) Excluding effects from capacity alignments, antitrust related matters and other discrete items. 2) Excluding unusual items.

Full year 2026 Assumptions
LVP growth	Around 2.5% negative
FX impact on net sales	Around 2.5% positive
Tax rate3)	Around 30%
3) Excluding unusual tax items.

The forward-looking Non-GAAP financial measures above are provided on a Non-GAAP basis. Autoliv has not provided a GAAP reconciliation of these measures because items that impact these measures, such as costs and gains related to capacity alignments and antitrust matters, cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Autoliv is unable to determine the probable significance of the unavailable information.

Conference call and webcast

The earnings conference call will be held at 2:00 p.m. CET today, July 17, 2026. Information regarding how to participate is available on www.autoliv.com. The presentation slides for the conference call will be available on our website shortly after the publication of this financial report.

Financial Report April - June 2026

Business and market condition update

Supply Chain

Call-off accuracy improved somewhat compared to Q2 2025, but declined slightly vs. Q1 2026, mainly driven by light vehicle market developments in China. Call-off volatility remains higher than pre-pandemic levels. Low customer demand visibility and changes in customer call-offs with short notice continued to have some negative impact on our production efficiency and profitability. We expect call-off volatility for the full year 2026 on average to be slightly improved compared to 2025 but still remain higher than pre-pandemic levels. However, the continued significant uncertainty in the geopolitical environment and future changes in tariffs and trade restrictions may lead to more negative call-off volatility.

Raw material inflation, geopolitical risks and tariffs

Raw material price changes had a negative impact on our profitability in the second quarter, with a gross impact of around $21 million. For the full year 2026, our current assessment is for around $110 million gross impact from higher raw material prices. We expect to be able to mitigate a majority of this headwind, mainly through internal cost reductions, material mix improvements and commercial negotiations with customers and suppliers. Given the continued uncertainty in the geopolitical environment, the effects of tariffs and trade restrictions may lead to a more adverse inflation environment. We continue to execute on productivity and cost reduction initiatives to offset these cost pressures.

The new tariffs imposed in 2025 negatively impacted our profitability in the second quarter of 2026. We achieved customer compensation for more than 80% of the tariff costs, resulting in a net negative impact after compensation of around $7 million, which was in line with the net amount in Q2 2025. Including the dilution effect, the impact on operating margin was around 35bps negative. The recovery of tariffs related to the U.S. Supreme Court's ruling regarding the International Emergency Economic Powers Act had a net positive effect of around $3 million. While it is our ambition and expectation to continue passing tariff costs on to our customers, there is significant uncertainty as future recovery levels may vary. For the full year 2026, we estimate the tariff-related dilution on operating margin will be similar to the around 20 bps for full year 2025.

Ongoing geopolitical developments, including the hostilities in and around the Persian Gulf, have added uncertainty into the global economic environment. These conditions may affect supply chains, commodity prices, customer demand, and broader market stability. As a result, our current financial guidance reflects the best information available today but may change should these geopolitical dynamics materially impact our operations or the markets in which we operate.

We continue to closely monitor both geopolitical developments and the tariff policy environment in order to remain agile and to adjust our commercial and operational responses to any such developments.

Autoliv to discontinue manufacturing operations in Türkiye

On May 8, 2026, Autoliv announced an update to its strategy to align production capacity with future EMEA market requirements. As part of this strategy, Autoliv will gradually discontinue its manufacturing operations in Türkiye, which include the production of steering wheels, airbags, and seatbelts, to continue optimizing its manufacturing footprint and ensure long-term competitiveness and operational sustainability. This discontinuation is expected to affect approximately 2,200 employees. Production in Türkiye will be moved to Autoliv's other existing facilities in the EMEA region. The complete closure is anticipated in the first half of 2028. The Company expects to record restructuring charges of approximately $142 million in total, of which $90 million was recognized in Q2 2026. Cash outflow is expected to be approximately $129 million, with a limited impact on the 2026 cash flow. The Company expects to achieve estimated annual pre-tax savings of $40 million, beginning in 2027, reaching the full run-rate benefit in 2028.

This report includes content supplied by S&P Global; Copyright © Light Vehicle Production Forecast, January, April and July 2026. All rights reserved.

Financial Report April - June 2026

Key Performance Trends

Sales Development by region	Operating and adjusted* operating income and margins

Operating cash flow and capex, net	Shareholder returns

Return on Capital Employed	Cash Conversion*

30%
25%
20%
15%
10%
5%
0%
FY'22
FY'23
FY'24
FY'25
LTM Q2'26
Return on Capital Employed

160%
120%
80%
40%
0%
FY'22
FY'23
FY'24
FY'25
LTM Q2'26
Cash Conversion*
Target

Key definitions ------------------------------------------------------------------------------------------------------------

Adj. operating income and margin*: Operating income adjusted for capacity alignments, antitrust related matters and for FY 2023 the Andrews litigation settlement. Capacity alignments include non-recurring costs related to our structural efficiency and business cycle management programs.

Capex, net: Capital Expenditure, net, defined as Expenditures for Property, Plant and Equipment less Proceeds from sale of Property, Plant and Equipment.

Cash conversion*: Free operating cash flow* in relation to net income. Free operating cash flow defined as operating cash flow less capital expenditure, net.

Financial Report April - June 2026

Consolidated sales development

Second quarter 2026

Consolidated sales	Second quarter		Reported change	Currency	Organic
(Dollars in millions)	2026	2025	(U.S. GAAP)	effects1)	change*
Airbags, Steering Wheels and Other2)	$1,906	$1,812	5.2%	2.2%	3.0%
Seatbelt Products and Other2)	897	902	(0.5)%	2.4%	(3.0)%
Total	$2,803	$2,714	3.3%	2.3%	1.0%

Americas	$910	$891	2.1%	5.4%	(3.3)%
EMEA	832	828	0.4%	2.7%	(2.2)%
Asia excl. China	539	519	4.0%	(7.3)%	11%
China	522	477	9.6%	6.2%	3.4%
Total	$2,803	$2,714	3.3%	2.3%	1.0%
1) Effects from currency translations. 2) Including Corporate sales.

Sales by product – Airbags, Steering Wheels and Other

Sales for Airbags, Steering Wheels and Other grew organically* by 3.0% in the quarter. The largest contributors to the increase were side airbags and center airbags, followed by driver airbags, inflatable curtains and knee airbags, partly offset by declines for steering wheels and passenger airbags.

Sales by product – Seatbelt Products and Other

Sales for Seatbelt Products and Other declined organically* by 3.0% in the quarter. Sales decreased organically in Americas, China and EMEA while it increased in Asia excluding China.

Sales by region

Our global organic sales* increased by 1.0% compared to the global LVP decrease of 0.3% (according to S&P Global, July 2026). The relative outperformance was positively impacted by product launches but negatively impacted by regional and model LVP mix development (around 60bps). Our organic sales growth* outperformed LVP growth by 7.3pp in China and by 5.9pp in Asia excluding China. We underperformed LVP in EMEA by 1.0pp and by 4.9pp in Americas, impacted mainly by lower top line effect from tariffs, negative mix due to high LVP growth in lower content South America and a lower content on some replacement models.

LVP in China declined by 4.0%, with Global OEMs LVP declining by 19% and Chinese OEMs LVP growing by 3.1%. Autoliv's sales to domestic OEMs increased organically by around 44% while our sales to global OEMs decreased by around 24%. Chinese OEMs accounted for 55% of our sales in China in the quarter, compared to around 40% a year ago. We expect continued strong sales growth in China in 2026, driven mainly by our performance with domestic OEMs. Our strong sales growth in Asia excluding China was mainly due to 36% organic sales growth in India, reflecting LVP growth but mainly the trend of increased safety content in vehicles in India.

Q2 2026 organic growth*	Americas	EMEA	Asia excl. China	China	Global
Autoliv	(3.3)%	(2.2)%	11.3%	3.4%	1.0%
Main growth drivers	Stellantis, Subaru, Honda	Mercedes, Renault, JLR	Suzuki, Mazda, Indian OEM	Chery, Nio, Geely	Chery, Suzuki, Nio
Main decline drivers	Ford, Hyundai, Nissan	VW, BMW, Stellantis	Subaru, Ford, Isuzu	VW, Honda, Mercedes	VW, Ford, Hyundai

Light vehicle production development

Change compared to the same period last year according to S&P Global

Q2 2026	Americas	EMEA	Asia excl. China	China	Global
LVP (Jul 2026)	1.6%	(1.2)%	5.4%	(4.0)%	(0.3)%
LVP (Apr 2026)	(2.5)%	(3.7)%	(0.1)%	(0.6)%	(1.9)%

Financial Report April - June 2026

Consolidated sales development

First six months 2026

Consolidated sales	First six months		Reported change	Currency	Organic
(Dollars in millions)	2026	2025	(U.S. GAAP)	effects1)	change*
Airbags, Steering Wheels and Other2)	$3,769	$3,565	5.7%	3.9%	1.8%
Seatbelt Products and Other2)	1,787	1,727	3.5%	4.5%	(1.0)%
Total	$5,556	$5,292	5.0%	4.1%	0.9%

Americas	$1,773	$1,742	1.7%	6.0%	(4.2)%
EMEA	1,667	1,592	4.7%	6.7%	(2.0)%
Asia excl. China	1,102	1,034	6.6%	(4.6)%	11%
China	1,014	924	9.8%	5.7%	4.1%
Total	$5,556	$5,292	5.0%	4.1%	0.9%
1) Effects from currency translations. 2) Including Corporate sales.

Sales by product – Airbags, Steering Wheels and Other

Sales for Airbags, Steering Wheels and Other grew organically* by 1.8% in the period. The largest contributors to the increase were side airbags and center airbags, followed by driver airbags, partly offset by declines for passenger airbags and steering wheels.

Sales by product – Seatbelt Products and Other

Sales for Seatbelt Products and Other declined organically* by 1.0% in the period. Sales decreased organically in Americas, China and EMEA while it increased in Asia excluding China.

Sales by region

Our global organic sales* increased by 0.9% compared to the global LVP decrease of 1.0% (according to S&P Global, July 2026). The relative outperformance was mainly driven by new product launches. Our organic sales growth outperformed LVP growth by 10pp in China and by 5.8pp in Asia excluding China. We underperformed LVP in EMEA by 1.8pp and by 5.1pp in Americas, impacted mainly by lower top line effect from tariffs, negative mix due to high LVP growth in lower content South America and a lower content on some replacement models.

LVP in China declined by 6.0%, with Global OEMs LVP declining by 12% and Chinese OEMs LVP decreased by 3.1%. Autoliv's sales to domestic OEMs increased organically by around 37% while our sales to global OEMs decreased by around 17%. Chinese OEMs accounted for 51% of our sales in China in the first half year, compared to 39% a year ago. Our strong sales growth in Asia excluding China was mainly due to 37% organic sales growth in India, reflecting LVP growth but mainly the trend of increased safety content in vehicles in India.

6M 2026 organic growth*	Americas	EMEA	Asia excl. China	China	Global
Autoliv	(4.2)%	(2.0)%	11.2%	4.1%	0.9%
Main growth drivers	Stellantis, Subaru, Honda	Mercedes, Renault, Volvo	Suzuki, Indian OEM, Mazda	Chery, Nio, Geely	Suzuki, Chery, Nio
Main decline drivers	Ford, Hyundai, GM	VW, Hyundai, Ford	Subaru, Ford, Isuzu	VW, Honda, Mercedes	VW, Ford, Toyota

First six months 2026	Americas	EMEA	Asia excl. China	China	Global
LVP (Jul 2026)	0.9%	(0.3)%	5.5%	(6.0)%	(1.0)%
LVP (Jan 2026)	(1.0)%	(1.4)%	0.9%	(2.3)%	(1.2)%

Financial Report April - June 2026

Financial development

Condensed Income Statement	Second quarter			First six months
(Dollars in millions, except per share data)	2026	2025	Change	2026	2025	Change
Net sales	$2,803	$2,714	3.3%	$5,556	$5,292	5.0%
Cost of sales	(2,294)	(2,213)	3.7%	(4,521)	(4,312)	4.8%
Gross profit	509	501	1.5%	1,035	980	5.7%
S,G&A	(138)	(145)	(4.9)%	(299)	(290)	3.1%
R,D&E, net	(122)	(107)	14%	(242)	(202)	20%
Other income (expense), net	(56)	(1)	n/a	(65)	14	n/a
Operating income	192	247	(22)%	429	502	(14)%
Adjusted operating income1)	270	251	7.3%	515	506	1.7%
Financial and non-operating items, net	(38)	(27)	44%	(73)	(48)	52%
Income before taxes	154	221	(30)%	356	453	(22)%
Income taxes	(53)	(53)	(0.2)%	(113)	(118)	(4.1)%
Net income	$101	$168	(40)%	$242	$335	(28)%

Earnings per share - diluted2)	$1.35	$2.16	(38)%	$3.24	$4.31	(25)%
Adjusted earnings per share - diluted1,2)	$2.43	$2.21	10%	$4.49	$4.36	2.9%

Gross margin	18.2%	18.5%	(0.3)pp	18.6%	18.5%	0.1pp
S,G&A, in relation to sales	(4.9)%	(5.4)%	0.4pp	(5.4)%	(5.5)%	0.1pp
R,D&E, net in relation to sales	(4.4)%	(3.9)%	(0.4)pp	(4.4)%	(3.8)%	(0.5)pp
Operating margin	6.8%	9.1%	(2.3)pp	7.7%	9.5%	(1.8)pp
Adjusted operating margin1)	9.6%	9.3%	0.4pp	9.3%	9.6%	(0.3)pp
Tax Rate	34.5%	24.1%	10.4pp	31.9%	26.1%	5.8pp

Other data
No. of shares at period-end in millions2)	73.2	76.8	(4.6)%	73.2	76.8	(4.6)%
Weighted average no. of shares in millions, basic2)	74.1	77.1	(3.9)%	74.3	77.3	(3.8)%
Weighted average no. of shares in millions, diluted2)	74.2	77.3	(3.9)%	74.5	77.5	(3.8)%
1) Non-GAAP measure, excluding effects from capacity alignments and antitrust related matters. See reconciliation table. 2) Net of treasury shares.

Second quarter 2026 development

Gross profit increased by $8 million and gross margin decreased by 0.3pp compared to the prior year. The drivers behind the gross profit improvement were mainly positive FX effects and lower costs for materials. This was partly offset by $13 million in costs for a supplier compensation reversal and $9 million in asset impairment related to the restructuring activities in Türkiye.

S,G&A costs decreased by $7 million compared to the prior year, mainly due to $8 million from revised estimated credit loss reserve and $1 million in lower personnel costs, partly offset by $3 million in negative FX translation effects and higher legal costs. S,G&A costs in relation to sales decreased from 5.4% to 4.9%.

R,D&E, net, costs increased by $15 million compared to the prior year, mainly due to $5 million in lower engineering income related to timing effects, $4 million in higher personnel costs due to wage inflation and $3 million in negative FX translation effects. R,D&E, net, in relation to sales increased from 3.9% to 4.4%.

Other income (expense), net, was negative $56 million, compared to negative $1 million in the same period last year. The $56 million in Q2 2026 consists mainly of around $66 million in capacity alignments related to our restructuring activities in Türkiye partly offset by around $10 million in government income in India.

Operating income decreased by $55 million compared to the prior year, mainly due to higher capacity alignment costs related to restructuring activities in Türkiye and higher R,D&E, net, costs, partly offset by higher gross profit and lower S,G&A costs as outlined above.

Adjusted operating income* increased by $18 million compared to the prior year, due to the higher gross profit and lower S,G&A costs as outlined above.

Financial and non-operating items, net, was a negative $38 million compared to a negative $27 million a year earlier. The cost increase was driven by $12 million in higher costs for non-operating items mainly related to costs associated with restructuring activities in Türkiye.

Income before taxes decreased by $67 million compared to the prior year, mainly due to the lower operating income and higher costs for financial and non-operating items, net, as outlined above.

Tax rate was 34.5% compared to 24.1% the prior year. Discrete tax items, net, had an unfavorable impact of 5.4pp in Q2 2026, while discrete tax items, net, in Q2 2025 had a favorable impact of 4.3pp. Discrete tax items recorded in Q2 2026 primarily related to negative tax impacts from costs recorded for the capacity alignment for Autoliv’s manufacturing operations in Türkiye.

Earnings per share, diluted decreased by $0.81 compared to the prior year. The main drivers were $0.55 from lower operating income, $0.21 from higher taxes and $0.11 from financial and non-operating items, partly offset by $0.05 from lower number of outstanding shares, diluted.

Financial Report April - June 2026

First six months 2026 development

Gross profit increased by $56 million and gross margin increased by 0.1pp compared to the prior year. The drivers behind the gross profit improvement were mainly positive FX translation effects and lower costs for materials. This was partly offset by costs for a supplier compensation reversal and asset impairment related to the restructuring activities in Türkiye.

S,G&A costs increased by $9 million compared to the prior year, mainly due to negative FX translation effects and higher personnel costs, partly offset by reversal of estimated credit loss reserve. S,G&A costs in relation to sales decreased from 5.5% to 5.4%.

R,D&E, net, costs increased by $40 million compared to the prior year, mainly due to lower engineering income, higher personnel costs and negative FX translation effects. R,D&E, net, in relation to sales increased from 3.8% to 4.4%.

Other income (expense), net, was negative $65 million, compared to positive $14 million in the same period last year. The increase in costs were mainly due to higher capacity alignment costs related to restructuring activities in Türkiye.

Operating income decreased by $73 million compared to the prior year, mainly due to higher capacity alignment costs related to restructuring activities in Türkiye, higher R,D&E, net, costs and higher S,G&A costs, partly offset by higher gross profit as outlined above.

Adjusted operating income* increased by $8 million compared to the prior year, due to the higher gross profit, partly offset by the higher costs for R,D&E, net and S,G&A.

Financial and non-operating items, net, was negative $73 million compared to negative $48 million a year earlier. The cost increase comes from higher costs for non-operating items mainly related to costs associated with restructuring activities in Türkiye and Mexico.

Income before taxes decreased by $98 million compared to the prior year, mainly due to the lower operating income and higher costs for financial and non-operating items, net, as outlined above.

Tax rate was 31.9% compared to 26.1% the prior year. Discrete tax items, net, for the period had an unfavorable impact of 3.7pp. Discrete tax items, net, for the prior year period had a favorable impact of 2.1pp. Discrete tax items recorded in the first six months of 2026 primarily related to negative tax impacts from costs recorded for the capacity alignment for Autoliv’s manufacturing operations in Türkiye.

Earnings per share, diluted decreased by $1.07 compared to the prior year. The main drivers were $0.69 from lower operating income, $0.26 from higher tax and $0.23 from financial and non-operating items, partly offset by $0.12 from lower number of outstanding shares, diluted.

Financial Report April - June 2026

Selected Cash Flow and Balance Sheet Items

Selected Cash Flow items	Second quarter			First six months
(Dollars in millions)	2026	2025	Change	2026	2025	Change
Net income	$101	$168	(40)%	$242	$335	(28)%
Depreciation and amortization	115	100	15%	222	195	13%
Other non-cash adjustments, net	(21)	(5)	294%	3	(12)	n/a
Changes in operating working capital	240	15	n/a	(108)	(164)	(34)%
Operating cash flow	434	277	57%	359	355	1.1%
Capital expenditure, net1)	(95)	(114)	(17)%	(178)	(208)	(14)%
Free operating cash flow2)	$340	$163	108%	$180	$147	23%
Cash conversion3)	338%	97%	241pp	74%	44%	31pp
Shareholder returns
- Dividends paid	(64)	(54)	19%	(130)	(108)	20%
- Share repurchases	(200)	(51)	293%	(200)	(101)	97%
Cash dividend paid per share	$(0.87)	$(0.70)	24%	$(1.74)	$(1.40)	24%
Capital expenditures, net in relation to sales	3.4%	4.2%	(0.8)pp	3.2%	3.9%	(0.7)pp

1) Defined as Expenditures for property, plant and equipment less Proceeds from sale of property, plant and equipment. 2) Operating cash flow less Capital expenditure, net. Non-GAAP measure. See enclosed reconciliation table. 3) Free operating cash flow relative to Net income. Non-GAAP measure. See reconciliation table.

Selected Balance Sheet items	Second quarter
(Dollars in millions)	2026	2025	Change
Trade working capital1)	$1,350	$1,354	(0.3)%
Trade working capital in relation to sales2)	12.0%	12.5%	(0.4)pp
- Receivables outstanding in relation to sales3)	21.3%	21.6%	(0.3)pp
- Inventory outstanding in relation to sales4)	8.4%	8.8%	(0.4)pp
- Payables outstanding in relation to sales5)	17.7%	17.9%	(0.2)pp
Cash & cash equivalents	377	237	60%
Gross Debt6)	2,037	2,051	(0.6)%
Net Debt7)	1,695	1,752	(3.3)%
Capital employed8)	4,195	4,231	(0.8)%
Return on capital employed9)	17.9%	23.8%	(5.8)pp
Total equity	2,501	2,480	0.9%
Return on total equity10)	15.6%	27.7%	(12.0)pp
Leverage ratio11)	1.2	1.3	(0.1)

1) Outstanding receivables and outstanding inventory less outstanding payables. Non-GAAP measure, see reconciliation table. 2) Outstanding receivables and outstanding inventory less outstanding payables relative to annualized quarterly sales. Non-GAAP measure, see reconciliation table. Annualized quarterly sales is calculated as the quarterly sales amount multiplied by four. 3) Outstanding receivables relative to annualized quarterly sales. 4) Outstanding inventory relative to annualized quarterly sales. 5) Outstanding payables relative to annualized quarterly sales. 6) Short- and long-term interest-bearing debt. 7) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. Non-GAAP measure. See reconciliation table. 8) Total equity and net debt. 9) Annualized operating income and income from equity method investments, relative to average capital employed. See definitions of "Annualized operating income" in footnote to the reconciliation tables below. 10) Annualized net income relative to average total equity. See definitions of "Annualized net income" in footnote to the reconciliation tables below. 11) Net debt adjusted for pension liabilities in relation to EBITDA. Non-GAAP measure. See reconciliation table.

Second quarter 2026 development

Changes in operating working capital impacted operating cash flow by $240 million positive compared to $15 million positive in the prior year. The $240 million decrease in operating working capital comes mainly from $120 million from accounts payable, $35 million from receivables, net, and $48 million from accrued severance and restructuring costs. The decrease in operating working capital is mainly due to an expected normalization of working capital following the increase seen in the first quarter, which was related to high level of sales in March 2026 and other temporary effects.

Operating cash flow increased by $157 million to $434 million compared to the prior year, mainly because of the decrease in operating working capital outlined above, partly offset by a lower net income.

Capital expenditure, net, decreased by $20 million compared to the prior year. The level of capital expenditure, net, in relation to sales declined to 3.4% versus 4.2% a year earlier. The lower level of capital expenditure, net is mainly related to the lower activity level of footprint optimization and less capacity expansion.

Free operating cash flow* was positive $340 million compared to positive $163 million in the prior year. The increase was due to the higher operating cash flow and lower capital expenditure, net, as outlined above.

Cash conversion* defined as free operating cash flow* in relation to net income, was 338% compared to 97% a year earlier as free operating cash flow was increased while net income decreased.

Financial Report April - June 2026

Trade working capital* in relation to sales decreased from 12.5% to 12.0%. Compared to the high level of 13.7% in the first quarter of 2026, which was related to high level of sales in March 2026 and other temporary effects, was an expected normalization.

Net debt* was $1,695 million as of June 30, 2026, which was $57 million lower than a year earlier.

Total equity as of June 30, 2026, increased by $21 million compared to June 30, 2025. This was mainly due to net income of $643 million and $27 million in other positive effects, partly offset by $454 million in share repurchases, including taxes, and $194 million in dividend payments.

Leverage ratio*: On June 30, 2026, the Company had a leverage ratio of 1.2x compared to 1.3x on June 30, 2025, as the 12 months trailing adjusted EBITDA* increased by $73 million while net debt* per the policy decreased by $44 million. Our target is to have a leverage ratio not higher than 1.5x.

First six months 2026 development

Operating cash flow increased by $4 million to $359 million compared to the prior year, mainly because the positive effects from working capital and depreciations were almost offset by the lower net income.

Capital expenditure, net, decreased by $29 million compared to the prior year. The level of capital expenditure, net, in relation to sales was 3.2% versus 3.9% a year earlier. The lower level of capital expenditure, net was mainly related to the lower activity level of footprint optimization and less capacity expansion.

Free operating cash flow* was positive $180 million compared to positive $147 million in the prior year. The increase was mainly due to the lower level of capital expenditure, net.

Cash conversion* defined as free operating cash flow* in relation to net income, was 74% compared to 44% a year earlier as free operating cash flow increased while net income decreased.

Headcount

	Jun 30	Mar 31	Jun 30
	2026	2026	2025
Total headcount	63,500	64,100	65,100
Whereof: Direct headcount in manufacturing	46,200	46,700	48,000
Indirect headcount	17,300	17,400	17,100
Temporary personnel	11%	10%	9%

As of June 30, 2026, total headcount (Full Time Equivalent) decreased by around 1,600, or 2.5%, compared to a year earlier. The indirect workforce increased by around 200, or 1.1%, mainly reflecting a change in headcount reporting classification, moving around 300 people from direct to indirect. The direct workforce decreased by approximately 1,800, or 3.7%. The decrease was supported by improved customer call-off accuracy, which enabled us to accelerate operating efficiency improvements, and also reflected the reclassification mentioned above.

Compared to March 31, 2026, total headcount (Full Time Equivalent) decreased by around 600, or 0.9%. Indirect headcount decreased by around 100, while direct headcount decreased by approximately 500.

Financial Report April - June 2026

Other Items

•
On May 8, 2026, Autoliv announced that it will discontinue its manufacturing operations in Türkiye. See further comments on page 3 in this report.
•
On June 3, 2026, Autoliv inaugurated the Autoliv Innovation Center in Vårgårda, Sweden. It is a significant step to accelerate the development of life-saving mobility solutions through the Autoliv Innovation Center - a new global platform designed to speed up innovation, collaboration, and development of advanced safety technologies.
•
On June 26, 2026, Autoliv announced that Kevin Fox notified the Company that he is resigning as the President, Autoliv Americas for personal reasons. He will remain in his current position through August 31, 2026, and thereafter will serve as executive senior advisor to the CEO through February 28, 2027, to support the transition to his successor, unless otherwise agreed by the parties.
•
On July 6, 2026, Autoliv announced that Great Wall Motor (GWM), a leading Chinese automotive manufacturer, and Autoliv (Shanghai) Management Co., Ltd signed a Global Strategic Cooperation Framework Agreement. The agreement marks a new phase in the companies' long-term global partnership.

•
On July 7, 2026, Autoliv announced that XPENG Inc, a leading Chinese physical AI technology company with a growing international presence and innovations in smart electric vehicles, autonomous driving and humanoid robots, and Autoliv (Shanghai) Management Co., Ltd. signed a strategic cooperation framework agreement to support the development of safer mobility solutions for global markets. Under the agreement, Autoliv and XPENG will expand collaboration across several key areas, including technology development, digitalization, supply chain coordination, sustainability, and global business expansion, combining Autoliv's worldwide safety expertise with XPENG's innovation in smart electric mobility.
•
In Q2 2026, Autoliv repurchased and retired 1.65 million shares of common stock at an average price of $121.43 per share, for a total of approximately $200 million under the Autoliv 2029 stock repurchase program. Under this program, repurchases may be made from July 1, 2025 through December 31, 2029. The maximum value of aggregate repurchases under this program is $2.5 billion. Repurchases of stock may be made directly on the NYSE.

Next Report Autoliv intends to publish the quarterly earnings report for the third quarter of 2026 on Friday, October 23, 2026.	Footnotes *Non-GAAP measures, see enclosed reconciliation tables.

Inquiries: Investors and Analysts

Anders Trapp

Vice President Investor Relations

Tel +46 (0)709 578 171

Henrik Kaar

Director Investor Relations

Tel +46 (0)709 578 114

Inquiries: Media

Gabriella Etemad

Senior Vice President Communications

Tel +46 (0)70 612 6424

Autoliv, Inc. is obliged to make this information public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the VP of Investor Relations set out above, at 12.00 CET on July 17, 2026.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10-K, quarterly reports on Form 10-Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

This report includes content supplied by S&P Global; Copyright © Light Vehicle Production Forecast, January, April and July 2026. All rights reserved. S&P Global is a global supplier of independent industry information. The permission to use S&P Global copyrighted reports, data and information does not constitute an endorsement or approval by S&P Global of the manner, format, context, content, conclusion, opinion or viewpoint in which S&P Global reports, data and information or its derivations are used or referenced herein.

Financial Report April - June 2026

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates”, “expects”, “anticipates”, “projects”, “plans”, “intends”, “believes”, “may”, “likely”, “might”, “would”, “should”, “could”, or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation: general global and regional economic conditions, including the impact of inflation; changes in light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier; global supply chain disruptions, including port, transportation, and distribution delays or interruptions; supply chain disruptions, and component shortages specific to the automotive industry or the Company; potential changes to beneficial free trade agreements and regulations, such as the United States-Mexico-Canada Agreement; changes in geopolitical and other economic and political conditions or developments, including inflation, changes trade policies, tariff regimes, and other developments in and by countries in which we do business that could materially impact supply chains, margins, access to capital, or overall business performance; political stability or geopolitical conflicts; changes in general industry or market conditions, including regional economic growth or decline; changes in and the successful execution of our capacity alignment, restructuring, cost reduction, and efficiency initiatives and the market reaction thereto; loss of business from increased competition; volatility or increases in raw material, fuel, and energy costs; changes in consumer and customer preferences for end products; loss of customers or sales; legislative or regulatory changes; customer bankruptcies, consolidations or restructuring or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing and other negotiations with customers, including inflation and tariff compensations; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation, civil judgments or financial penalties and customer reactions thereto; higher expenses for our pension and other postretirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims, and the availability of insurance with respect to such matters; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments or results of tax audits by governmental authorities and changes in our effective tax rate; dependence on key personnel; our ability to meet our sustainability targets, goals and commitments; dependence on and relationships with customers and suppliers; the conditions necessary to hit our financial targets; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Financial Report April - June 2026

Consolidated Statements of Income

	Second quarter		First six months		Latest 12	Full Year
(Dollars in millions, except per share data, unaudited)	2026	2025	2026	2025	months	2025
Airbags, Steering Wheels and Other1)	$1,906	$1,812	$3,769	$3,565	$7,507	$7,302
Seatbelt products and Other1)	897	902	1,787	1,727	3,572	3,513
Total net sales	2,803	2,714	5,556	5,292	11,079	10,815

Cost of sales	(2,294)	(2,213)	(4,521)	(4,312)	(8,949)	(8,741)
Gross profit	509	501	1,035	980	2,130	2,074

Selling, general & administrative expenses	(138)	(145)	(299)	(290)	(580)	(571)
Research, development & engineering expenses, net	(122)	(107)	(242)	(202)	(454)	(413)
Other income (expense), net	(56)	(1)	(65)	14	(81)	(2)
Operating income	192	247	429	502	1,016	1,088

Income from equity method investments	1	1	2	3	5	6
Interest income	2	2	5	4	11	10
Interest expense	(26)	(27)	(53)	(52)	(103)	(103)
Other non-operating items, net	(15)	(3)	(27)	(3)	(39)	(15)
Income before income taxes	154	221	356	453	889	986

Income taxes	(53)	(53)	(113)	(118)	(246)	(250)
Net income	101	168	242	335	643	736

Less: Net income attributable to non-controlling interest	0	0	1	1	1	1
Net income attributable to controlling interest	$100	$167	$242	$334	$642	$735

Earnings per share - diluted	$1.35	$2.16	$3.24	$4.31	$8.52	$9.55
1) Including Corporate sales.

Financial Report April - June 2026

Consolidated Balance Sheets

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(Dollars in millions, unaudited)	2026	2026	2025	2025	2025
Assets
Cash & cash equivalents	$377	$342	$604	$225	$237
Receivables, net	2,387	2,422	2,236	2,357	2,341
Inventories, net	945	947	992	1,036	957
Prepaid expenses	224	206	212	226	249
Other current assets	76	71	57	102	146
Total current assets	4,009	3,987	4,101	3,946	3,929

Property, plant & equipment, net	2,340	2,356	2,417	2,402	2,399
Operating leases right-of-use assets	157	166	171	167	171
Goodwill and intangible assets, net	1,394	1,392	1,386	1,387	1,389
Investments and other non-current assets	597	567	568	561	588
Total assets	8,497	8,468	8,644	8,463	8,476

Liabilities and equity
Short-term debt	350	393	419	654	679
Accounts payable	1,982	1,862	2,007	1,889	1,945
Accrued liabilities	1,130	1,024	1,050	1,172	1,138
Operating lease liabilities - current	41	43	43	44	44
Other current liabilities	394	386	404	383	430
Total current liabilities	3,897	3,708	3,923	4,141	4,235

Long-term debt	1,688	1,699	1,734	1,374	1,372
Pension liability	180	176	169	167	167
Operating lease liabilities - non-current	110	117	122	118	121
Other non-current liabilities	122	125	113	105	102
Total non-current liabilities	2,099	2,115	2,138	1,763	1,762

Total parent shareholders’ equity	2,490	2,634	2,572	2,549	2,469
Non-controlling interest	11	10	10	10	11
Total equity	2,501	2,644	2,582	2,559	2,480

Total liabilities and equity	$8,497	$8,468	$8,644	$8,463	$8,476

Financial Report April - June 2026

Consolidated Statements of Cash Flow

	Second quarter		First six months		Latest 12	Full Year
(Dollars in millions, unaudited)	2026	2025	2026	2025	months	2025
Net income	$101	$168	$242	$335	$643	$736
Depreciation and amortization	115	100	222	195	434	407
Gain on divestiture of property	-	-	-	(6)	(0)	(6)
Other non-cash adjustments, net	(21)	(5)	3	(6)	41	32
Net change in operating working capital:
Receivables	71	(0)	(105)	(166)	(36)	(98)
Other current assets	(39)	(110)	(75)	(134)	33	(26)
Inventories	(3)	4	32	26	(2)	(8)
Accounts payable	112	42	(23)	67	29	119
Accrued expenses	106	71	76	25	22	(30)
Income taxes	(7)	9	(14)	19	(3)	30
Net cash provided by operating activities	434	277	359	355	1,161	1,157

Expenditures for property, plant and equipment	(95)	(115)	(180)	(217)	(404)	(441)
Proceeds from sale of property, plant and equipment	0	1	1	9	11	18
Acquisition of interest in Affiliates	(2)	-	(2)	-	(2)	-
Net cash used in investing activities	(97)	(114)	(180)	(208)	(396)	(423)

Net increase (decrease) in short term debt	241	151	215	273	(47)	11
Decrease in long-term debt	(291)	(273)	(293)	(311)	(293)	(311)
Increase in long-term debt	-	-	-	77	445	521
Dividends paid	(64)	(54)	(130)	(108)	(260)	(238)
Share repurchases	(200)	(51)	(200)	(101)	(450)	(351)
Common stock options exercised	-	-	-	0	-	0
Dividend paid to non-controlling interests	-	-	-	-	(1)	(1)
Net cash used in financing activities	(314)	(227)	(407)	(170)	(606)	(369)

Effect of exchange rate changes on cash	12	(22)	2	(71)	(18)	(90)
Increase (decrease) in cash and cash equivalents	36	(86)	(227)	(94)	141	274
Cash and cash equivalents at period-start	342	322	604	330	237	330
Cash and cash equivalents at period-end	$377	$237	$377	$237	$377	$604

Financial Report April - June 2026

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

In this report we sometimes refer to Non-GAAP measures that we and securities analysts use in measuring Autoliv's performance. We believe that these measures assist investors and management in analyzing trends in the Company's business for the reasons given below. Investors should not consider these Non-GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company historically generates approximately 75% of sales in currencies other than in the reporting currency (i.e., U.S. dollars) and currency rates have been volatile, we analyze the Company's sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables on pages 5 and 6 present changes in organic sales growth as reconciled to the change in the total GAAP net sales.

Reconciliation of GAAP measure "Working Capital" to Non-GAAP Measure "Trade Working Capital"

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived trade working capital as defined in the table below. Trade working capital is an indicator of operational efficiency, which impacts the Company’s ability to return value to shareholders either through dividends or share repurchases. We believe this is useful for readers to understand the efficiency of the Company’ operational capital management. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations management.

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(Dollars in millions)	2026	2026	2025	2025	2025
Total current assets	$4,009	$3,987	$4,101	$3,946	$3,929
Total current liabilities	(3,897)	(3,708)	(3,923)	(4,141)	(4,235)
Working capital (GAAP)	113	278	178	(195)	(305)
Less: Cash and cash equivalents	(377)	(342)	(604)	(225)	(237)
Prepaid expenses	(224)	(206)	(212)	(226)	(249)
Other current assets	(76)	(71)	(57)	(102)	(146)
Less: Short-term debt	350	393	419	654	679
Accrued expenses	1,130	1,024	1,050	1,172	1,138
Operating lease liabilities - current	41	43	43	44	44
Other current liabilities	394	386	404	383	430
Trade working capital (Non-GAAP)	$1,350	$1,506	$1,221	$1,504	$1,354

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(Dollars in millions)	2026	2026	2025	2025	2025
Receivables, net	$2,387	$2,422	$2,236	$2,357	$2,341
Inventories, net	945	947	992	1,036	957
Accounts payable	(1,982)	(1,862)	(2,007)	(1,889)	(1,945)
Trade working capital (Non-GAAP)	$1,350	$1,506	$1,221	$1,504	$1,354
Quarterly sales	$2,803	$2,753	$2,817	$2,706	$2,714
Annualized quarterly sales1)	11,213	11,012	11,269	10,822	10,857
Trade working capital (Non-GAAP) in relation to annualized quarterly sales	12.0%	13.7%	10.8%	13.9%	12.5%
1) Calculated as the current quarterly sales multiplied by four.

Financial Report April - June 2026

	Dec 31	Dec 31	Dec 31	Dec 31
(Dollars in millions)	2024	2023	2022	2021
Total current assets	$3,483	$3,974	$3,714	$3,675
Total current liabilities	(3,633)	(4,035)	(3,642)	(2,821)
Working capital (GAAP)	(150)	(61)	72	853
Less: Cash and cash equivalents	(330)	(498)	(594)	(969)
Prepaid expenses	(167)	(173)	(160)	(164)
Other current assets	(72)	(93)	(84)	(65)
Less: Short-term debt	387	538	711	346
Accrued expenses	1,056	1,135	915	996
Operating lease liabilities - current	41	39	39	38
Other current liabilities	351	345	283	297
Trade working capital (Non-GAAP)	$1,115	$1,232	$1,183	$1,332

	Dec 31	Dec 31	Dec 31	Dec 31
(Dollars in millions)	2024	2023	2022	2021
Receivables, net	$1,993	$2,198	$1,907	$1,699
Inventories, net	921	1,012	969	777
Accounts payable	(1,799)	(1,978)	(1,693)	(1,144)
Trade working capital (Non-GAAP)	$1,115	$1,232	$1,183	$1,332
Quarterly sales	$2,616	$2,751	$2,335	$2,119
Annualized quarterly sales1)	10,463	11,006	9,340	8,476
Trade working capital (Non-GAAP) in relation to annualized quarterly sales	10.7%	11.2%	12.7%	15.7%
1) Calculated as the fourth quarterly sales multiplied by four.

Net Debt

Autoliv from time to time enters into “debt-related derivatives” (DRDs) as a part of its debt management and as part of efficiently managing the Company’s overall cost of funds. Creditors and credit rating agencies use net debt adjusted for DRDs in their analyses of the Company’s debt, therefore we provide this Non-GAAP measure. DRDs are fair value adjustments to the carrying value of the underlying debt. Also included in the DRDs is the unamortized fair value adjustment related to a discontinued fair value hedge that will be amortized over the remaining life of the debt. By adjusting for DRDs, the total financial liability of net debt is disclosed without grossing debt up with currency or interest fair values.

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(Dollars in millions)	2026	2026	2025	2025	2025
Short-term debt	$350	$393	$419	$654	$679
Long-term debt	1,688	1,699	1,734	1,374	1,372
Total debt (GAAP)	2,037	2,091	2,153	2,027	2,051
Cash & cash equivalents	(377)	(342)	(604)	(225)	(237)
Debt issuance cost/Debt-related derivatives, net	34	23	17	(30)	(62)
Net debt (Non-GAAP)	$1,695	$1,773	$1,566	$1,772	$1,752

		Dec 31	Dec 31	Dec 31	Dec 31
(Dollars in millions)		2024	2023	2022	2021
Short-term debt		$387	$538	$711	$346
Long-term debt		1,522	1,324	1,054	1,662
Total debt (GAAP)		1,909	1,862	1,766	2,008
Cash & cash equivalents		(330)	(498)	(594)	(969)
Debt issuance cost/Debt-related derivatives, net		(24)	3	12	13
Net debt (Non-GAAP)		$1,554	$1,367	$1,184	$1,052

Financial Report April - June 2026

Leverage ratio

The Non-GAAP measure “net debt” is also used in the Non-GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. Autoliv’s policy is to maintain a leverage ratio commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt* adjusted for pension liabilities in relation to adjusted EBITDA*. The long-term target is to maintain a leverage ratio equal to or below 1.5x.

	Jun 30	Mar 31	Jun 30
(Dollars in millions)	2026	2026	2025
Net debt1) (Non-GAAP)	$1,695	$1,773	$1,752
Pension liabilities	180	176	167
Net debt per the Policy (Non-GAAP)	$1,874	$1,949	$1,919

Net income2)	$643	$710	$717
Income taxes2)	246	246	255
Interest expense, net2, 3)	93	93	96
Other non-operating items, net2)	40	28	19
Income from equity method investments2)	(5)	(6)	(6)
Depreciation and amortization of intangibles2)	434	419	390
Capacity alignments2)	104	28	6
Antitrust related items2)	2	4	6
Other items2)	-	-	-
EBITDA per the Policy (Adjusted EBITDA) (Non-GAAP)	$1,556	$1,523	$1,483

Leverage ratio (Non-GAAP)	1.2	1.3	1.3

1) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. 2) Latest 12 months. 3) Interest expense, including cost for extinguishment of debt, if any, less interest income.

Financial Report April - June 2026

Reconciliation of GAAP measure "Operating cash flow" to Non-GAAP measures "Free operating cash flow" and "Cash conversion"

Management uses the Non-GAAP measure “free operating cash flow” to analyze the amount of cash flow being generated by the Company’s operations after capital expenditure, net. This measure indicates the Company’s cash flow generation level that enables strategic value creation options such as dividends or acquisitions. For details on free operating cash flow, see the reconciliation table below. Management uses the Non-GAAP measure “cash conversion” to analyze the proportion of net income that is converted into free operating cash flow. The measure is a tool to evaluate how efficiently the Company utilizes its resources. For details on cash conversion, see the reconciliation table below.

	Second quarter		First six months		Latest 12	Full Year
(Dollars in millions)	2026	2025	2026	2025	months	2025
Net income	$101	$168	$242	$335	$643	$736
Depreciation and amortization	115	100	222	195	434	407
Gain on divestiture of property	-	-	-	(6)	(0)	(6)
Other, net	(21)	(5)	3	(6)	41	32
Changes in operating working capital, net	240	15	(108)	(164)	43	(12)
Operating cash flow (GAAP)	434	277	359	355	1,161	1,157
Expenditures for property, plant and equipment	(95)	(115)	(180)	(217)	(404)	(441)
Proceeds from sale of property, plant and equipment	0	1	1	9	11	18
Capital expenditure, net1)	(95)	(114)	(178)	(208)	(394)	(423)
Free operating cash flow2) (Non-GAAP)	$340	$163	$180	$147	$767	$734
Cash conversion3) (Non-GAAP)	338%	97%	74%	44%	119%	100%

1) Defined as Expenditures for property, plant and equipment less Proceeds from sale of property, plant and equipment. 2) Operating cash flow less Capital expenditure, net.
3) Free operating cash flow relative to Net income.

	Full year	Full year	Full year	Full year
(Dollars in millions)	2024	2023	2022	2021
Net income	$648	$489	$425	$437
Depreciation and amortization	387	378	363	394
Gain on divestiture of property	(4)	-	(80)	-
Other, net	(24)	(119)	(54)	(15)
Changes in operating working capital, net	53	235	58	(63)
Operating cash flow (GAAP)	1,059	982	713	754
Expenditures for property, plant and equipment	(579)	(572)	(585)	(458)
Proceeds from sale of property, plant and equipment	17	4	101	4
Capital expenditure, net1)	(563)	(569)	(485)	(454)
Free operating cash flow2) (Non-GAAP)	$497	$414	$228	$300
Cash conversion3) (Non-GAAP)	77%	85%	54%	69%

1) Defined as Expenditures for property, plant and equipment less Proceeds from sale of property, plant and equipment. 2) Operating cash flow less Capital expenditure, net.
3) Free operating cash flow relative to net income.

Financial Report April - June 2026

Items Affecting Comparability

We believe that comparability between periods is improved through the exclusion of certain items. To assist investors in understanding the operating performance of Autoliv's business, it is useful to consider certain GAAP measures exclusive of these items.

The following tables reconcile Income before income taxes, Net income attributable to controlling interest, Capital employed, which are inputs utilized to calculate Return On Capital Employed (“ROCE”), adjusted ROCE and Return On Total Equity (“ROE”). The Company believes this presentation may be useful to investors and industry analysts who utilize these adjusted non-U.S. GAAP measures in their ROCE and ROE calculations to exclude certain items for comparison purposes across periods. Autoliv’s management uses the ROCE, adjusted ROCE and ROE measures for purposes of comparing its financial performance with the financial performance of other companies in the industry and providing useful information regarding the factors and trends affecting the Company’s business.

As used by the Company, ROCE is annualized operating income and income from equity method investments, relative to average capital employed. Adjusted ROCE is annualized operating income and income from equity method investments, relative to average capital employed as adjusted to exclude certain non-recurring items. See definitions of "annualized operating income" and "average capital employed" in footnote to the tables below. The Company believes ROCE and adjusted ROCE are useful indicators of long-term performance both absolute and relative to the Company's peers as it allows for a comparison of the profitability of the Company’s capital employed in its business relative to that of its peers.

ROE is the ratio of annualized income (loss) relative to average total equity for the periods presented. See definitions of "annualized income" and "average total equity" in footnote to the tables below. Adjusted ROE is annualized income (loss) relative to average total equity for the periods presented as adjusted to exclude certain non-recurring items. The Company’s management believes that ROE and Adjusted ROE are useful indicators of how well management creates value for its shareholders through its operating activities and its capital management.

With respect to the Andrews litigation settlement, the Company has treated this specific settlement as a non-recurring charge because of the unique nature of the lawsuit, including the facts and legal issues involved.

Accordingly, the tables below reconcile from GAAP to the equivalent Non-GAAP measures.

Reconciliation of GAAP measure "Operating income" to Non-GAAP measure "Adjusted Operating income"

	Second quarter		First six months		Latest 12	Full year
(Dollars in millions)	2026	2025	2026	2025	months	2025
Operating income (GAAP)	$192	$247	$429	$502	$1,016	$1,088
Non-GAAP adjustments:
Less: Capacity alignments	77	1	85	3	104	23
Less: Antitrust related items	0	3	0	1	2	3
Total non-GAAP adjustments to operating income	78	4	86	5	107	26
Adjusted Operating income (Non-GAAP)	$270	$251	$515	$506	$1,122	$1,114

(Dollars in millions)	2024	2023	2022	2021
Operating income (GAAP)	$979	$690	$659	$675
Non-GAAP adjustments:
Less: Capacity alignments1)	19	218	(61)	8
Less: The Andrews litigation settlement	-	8	-	-
Less: Antitrust related items	8	4	-	-
Total non-GAAP adjustments to operating income	27	230	(61)	8
Adjusted Operating income (Non-GAAP)	$1,007	$920	$598	$683
1) For 2022, including a gain on divestiture of property of $80 million.

Financial Report April - June 2026

Reconciliation of GAAP measure "Operating margin" to Non-GAAP measure "Adjusted Operating margin"

	Second quarter		First six months		Latest 12	Full year
	2026	2025	2026	2025	months	2025
Operating margin (GAAP)	6.8%	9.1%	7.7%	9.5%	9.2%	10.1%
Non-GAAP adjustments:
Less: Capacity alignments	2.8%	0.0%	1.5%	0.1%	0.9%	0.2%
Less: Antitrust related items	0.0%	0.1%	0.0%	0.0%	0.0%	0.0%
Total non-GAAP adjustments to operating margin	2.8%	0.1%	1.5%	0.1%	1.0%	0.2%
Adjusted Operating margin (Non-GAAP)	9.6%	9.3%	9.3%	9.6%	10.1%	10.3%

	2024	2023	2022	2021
Operating margin (GAAP)	9.4%	6.6%	7.5%	8.2%
Non-GAAP adjustments:
Less: Capacity alignments	0.2%	2.1%	(0.7)%	0.1%
Less: The Andrews litigation settlement	-	0.1%	-	-
Less: Antitrust related items	0.1%	0.0%	-	-
Total non-GAAP adjustments to operating margin	0.3%	2.2%	(0.7)%	0.1%
Adjusted Operating margin (Non-GAAP)	9.7%	8.8%	6.8%	8.3%

Reconciliation of GAAP measure "Other non-operating items, net" to Non-GAAP measure "Adjusted Other non-operating items, net"

	Second quarter		First six months
	2026	2025	2026	2025
Other non-operating items, net (GAAP)	$(15)	$(3)	$(27)	$(3)
Non-GAAP adjustments:
Less: Capacity alignments - non-operating1)	14	-	22	-
Total non-GAAP adjustments to other non-operating items, net	14	-	22	-
Adjusted Other non-operating items, net (Non-GAAP)	$(2)	$(3)	$(5)	$(3)
1) Relates to curtailment loss in connection with restructuring and capacity alignment activities.

Reconciliation of GAAP measure "Income before income taxes" to Non-GAAP measure "Adjusted Income before income taxes"

	Second quarter		First six months
(Dollars in millions)	2026	2025	2026	2025
Income before income taxes (GAAP)	$154	$221	$356	$453
Non-GAAP adjustments:
Less: Capacity alignments - operating	77	1	85	3
Less: Capacity alignments - non-operating1)	14	-	22	-
Less: Antitrust related items	0	3	0	1
Total non-GAAP adjustments to Income before income taxes	91	4	108	5
Adjusted Income before income taxes (Non-GAAP)	$245	$225	$464	$458
1) Relates to curtailment loss in connection with restructuring and capacity alignment activities.

Reconciliation of GAAP measure "Net income" to Non-GAAP measure "Adjusted Net income"

	Second quarter		First six months
(Dollars in millions)	2026	2025	2026	2025
Net income (GAAP)	$101	$168	$242	$335
Non-GAAP adjustments:
Less: Capacity alignments - operating	77	1	85	3
Less: Capacity alignments - non-operating1)	14	-	22	-
Less: Antitrust related items	0	3	0	1
Less: Tax on non-GAAP adjustments	(11)	(1)	(15)	(1)
Total non-GAAP adjustments to Net income	80	3	93	4
Adjusted Net income (Non-GAAP)	$181	$171	$335	$339
1) Relates to curtailment loss in connection with restructuring and capacity alignment activities.

Financial Report April - June 2026

Reconciliation of GAAP measure "Net income attributable to controlling interest" to Non-GAAP measure "Adjusted Net income attributable to controlling interest"

	Second quarter		First six months
(Dollars in millions)	2026	2025	2026	2025
Net income attributable to controlling interest (GAAP)	$100	$167	$242	$334
Non-GAAP adjustments:
Less: Capacity alignments - operating	77	1	85	3
Less: Capacity alignments - non-operating1)	14	-	22	-
Less: Antitrust related items	0	3	0	1
Less: Tax on non-GAAP adjustments	(11)	(1)	(15)	(1)
Total non-GAAP adjustments to Net income attributable to controlling interest	80	3	93	4
Adjusted Net income attributable to controlling interest (Non-GAAP)	$181	$170	$334	$338
1) Relates to curtailment loss in connection with restructuring and capacity alignment activities.

Reconciliation of GAAP measure "Earnings per share - diluted" to Non-GAAP measure "Adjusted Earnings per share - diluted"

	Second quarter		First six months
	2026	2025	2026	2025
Earnings per share - diluted (GAAP)	$1.35	$2.16	$3.24	$4.31
Non-GAAP adjustments:
Less: Capacity alignments - operating	1.04	0.02	1.14	0.04
Less: Capacity alignments - non-operating1)	0.18	-	0.30	-
Less: Antitrust related items	0.00	0.03	0.00	0.02
Less: Tax on non-GAAP adjustments	(0.15)	(0.01)	(0.20)	(0.01)
Total non-GAAP adjustments to Earnings per share - diluted	1.08	0.04	1.25	0.05
Adjusted Earnings per share - diluted (Non-GAAP)	$2.43	$2.21	$4.49	$4.36

Weighted average number of shares outstanding - diluted	74.2	77.3	74.5	77.5
1) Relates to curtailment loss in connection with restructuring and capacity alignment activities.

Reconciliation of GAAP measure "Return on Capital Employed" to Non-GAAP measure "Adjusted Return on Capital Employed"

	Second quarter		First six months
	2026	2025	2026	2025
Return on capital employed1) (GAAP)	17.9%	23.8%	20.3%	24.8%
Non-GAAP adjustments:
Less: Capacity alignments - operating	6.9%	0.1%	3.8%	0.2%
Less: Antitrust related items	0.0%	0.2%	0.0%	0.1%
Total non-GAAP adjustments to Return on capital employed1)	7.0%	0.4%	3.9%	0.2%
Adjusted Return on capital employed1) (Non-GAAP)	24.9%	24.1%	24.1%	25.0%

Annualized adjustment2) on Return on capital employed1)	$311	$16	$216	$9

1) Annualized operating income and income from equity method investments, relative to average capital employed. The average capital employed amount is calculated as an average of the opening balance amount and the closing balance amounts for each quarter included in the period.

2) The quarterly annualized adjustment to the operating income and income from equity method investments amount is calculated as the quarterly amount multiplied by four. The year-to-date annualized adjustment to the operating income and income from equity method investments amount is calculated as the year-to-date amount divided by the quarterly period number (two, three or four) multiplied by four.

Financial Report April - June 2026

Reconciliation of GAAP measure "Return on Total Equity" to Non-GAAP measure "Adjusted Return on Total Equity"

	Second quarter		First six months
	2026	2025	2026	2025
Return on total equity1) (GAAP)	15.6%	27.7%	18.8%	28.2%
Non-GAAP adjustments:
Less: Capacity alignments - operating	11.6%	0.2%	6.3%	0.3%
Less: Capacity alignments - non-operating2)	2.0%	-	1.7%	-
Less: Antitrust related items	0.0%	0.4%	0.0%	0.1%
Less: Tax on non-GAAP adjustments	(1.6)%	(0.1)%	(1.1)%	(0.1)%
Total non-GAAP adjustments to Return on total equity1)	12.0%	0.5%	6.9%	0.3%
Adjusted Return on total equity1) (Non-GAAP)	27.6%	28.2%	25.7%	28.5%

Annualized adjustment3) on Return on total equity1)	$321	$13	$186	$8

1) Annualized net income relative to average total equity. The average total equity amount is calculated as an average of the opening balance amount and the closing balance amounts for each quarter included in the period.

2) Relates to curtailment loss in connection with restructuring and capacity alignment activities.

3) The quarterly annualized adjustment to net income amount is calculated as the quarterly amount multiplied by four. The year-to-date annualized adjustment to the net income amount is calculated as the year-to-date amount divided by the quarterly period number (two, three or four) multiplied by four.

Financial Report April - June 2026

(Dollars in millions, except per share data, unaudited)	2025	2024	2023	2022	2021
Sales and Income
Net sales	$10,815	$10,390	$10,475	$8,842	$8,230
Airbags, Steering Wheels and Other1)	7,302	7,023	7,055	5,807	5,380
Seatbelt Products and Other1)	3,513	3,367	3,420	3,035	2,850
Operating income	1,088	979	690	659	675
Net income attributable to controlling interest	735	646	488	423	435
Earnings per share – basic2)	9.59	8.06	5.74	4.86	4.97
Earnings per share – diluted2)	9.55	8.04	5.72	4.85	4.96
Gross margin3)	19.2%	18.5%	17.4%	15.8%	18.4%
S,G&A in relation to sales	(5.3)%	(5.1)%	(4.8)%	(4.9)%	(5.3)%
R,D&E net in relation to sales	(3.8)%	(3.8)%	(4.1)%	(4.4)%	(4.7)%
Operating margin4)	10.1%	9.4%	6.6%	7.5%	8.2%
Adjusted operating margin5,6)	10.3%	9.7%	8.8%	6.8%	8.3%
Balance Sheet
Trade working capital6,7)	1,221	1,115	1,232	1,183	1,332
Trade working capital in relation to sales8)	10.8%	10.7%	11.2%	12.7%	15.7%
Receivables outstanding in relation to sales9)	19.8%	19.0%	20.0%	20.4%	20.0%
Inventory outstanding in relation to sales10)	8.8%	8.8%	9.2%	10.4%	9.2%
Payables outstanding in relation to sales11)	17.8%	17.2%	18.0%	18.1%	13.5%
Total equity	2,582	2,285	2,570	2,626	2,648
Total parent shareholders’ equity per share	34.43	29.26	30.93	30.30	30.10
Current assets excluding cash	3,497	3,153	3,475	3,119	2,705
Property, plant and equipment, net	2,419	2,239	2,192	1,960	1,855
Goodwill and Intangible assets	1,386	1,375	1,385	1,382	1,395
Capital employed	4,148	3,840	3,937	3,810	3,700
Net debt6)	1,566	1,554	1,367	1,184	1,052
Total assets	8,644	7,804	8,332	7,717	7,537
Long-term debt	1,734	1,522	1,324	1,054	1,662
Return on capital employed12)	26.4%	25.0%	17.7%	17.5%	18.3%
Return on total equity13)	30.0%	27.2%	19.0%	16.3%	17.1%
Total equity ratio	30%	29%	31%	34%	35%
Cash flow and other data
Operating cash flow	1,157	1,059	982	713	754
Depreciation and amortization	407	387	378	363	394
Capital expenditure, net	423	563	569	485	454
Capital expenditure, net in relation to sales	3.9%	5.4%	5.4%	5.5%	5.5%
Free operating cash flow6,14)	734	497	414	228	300
Cash conversion6,15)	100%	77%	85%	54%	69%
Direct shareholder return16)	590	771	577	339	165
Cash dividends paid per share	3.12	2.74	2.66	2.58	1.88
Number of shares outstanding (millions)17)	74.7	77.7	82.6	86.2	87.5
Number of employees, December 31	58,000	59,500	62,900	61,700	55,900

1) Including Corporate sales 2) Net of treasury shares. 3) Gross profit relative to sales. 4) Operating income relative to sales. 5) Excluding effects from capacity alignments, antitrust related matters and for FY 2023 the Andrews litigation settlement. 6) Non-GAAP measure, for reconciliation see tables above. 7) Outstanding receivables and outstanding inventory less outstanding payables. 8) Outstanding receivables and outstanding inventory less outstanding payables relative to annualized fourth quarter sales. 9) Outstanding receivables relative to annualized fourth quarter sales. 10)Outstanding inventory relative to annualized fourth quarter sales. 11) Outstanding payables relative to annualized fourth quarter sales. 12) Operating income and income from equity method investments, relative to average capital employed. 13) Income relative to total equity. 14) Operating cash flow less Capital expenditure, net. 15) Free operating cash flow relative to Net income. 16) Dividends paid and Shares repurchased.
17) At year end, excluding dilution and net of treasury shares.